FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Second Fiscal Quarter of 2012 Distribution of $0.32 Per Share and Announces Quarter Ended December 31, 2011 Financial Results

CHICAGO, IL, February 6, 2012 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the first fiscal quarter ended December 31, 2011.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	December 31, 2011	September 30, 2011
Investment portfolio	$562,046	$459,827
Total assets	$634,031	$559,644
NAV per share	$14.53	$14.56

	Quarter Ended
	December 31, 2011	September 30, 2011
Investment income	$12,477	$10,831
Net investment income	$6,342	$6,450
Net (loss) gain on investments and derivative instruments	$(151)	$(3,469)
Net increase in net assets resulting from operations	$6,191	$2,981

Net investment income per share	$0.29	$0.30
Net (loss) gain on investments and derivative instruments per share	$(0.01)	$(0.16)
Net earnings per share	$0.28	$0.14

First Fiscal Quarter 2012 Highlights

•	Net investment income for the quarter ended December 31, 2011 was $6.3 million, or $0.29 per share, as compared to $6.5 million, or $0.30 per share, for the quarter ended September 30, 2011;
•	Net gains (losses) on investments and derivative instruments for the quarter ended December 31, 2011 were $(0.2) million, or $(0.01) per share, as compared to $(3.5) million, or $(0.16) per share, for the quarter ended September 30, 2011;
•	Net increase in net assets resulting from operations for the quarter ended December 31, 2011 was $6.2 million, or $0.28 per share, as compared to $3.0 million, or $0.14 per share, for the quarter ended September 30, 2011;
•	Our board of directors declared a quarterly distribution on February 2, 2012 of $0.32 per share, payable on March 29, 2012 to stockholders of record as of March 16, 2012; and
•	We completed a public offering of 3,500,000 shares of our common stock on February 3, 2012, which resulted in proceeds, net of offering costs but before expenses, of $52.3 million.

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Portfolio and Investment Activities

At December 31, 2011, the Company had investments in 105 portfolio companies with a total fair value of $562.0 million. The investments in these portfolio companies consisted of $207.3 million of senior secured loans, $231.3 million of unitranche loans, $38.3 million of second lien loans, $71.0 million of subordinated debt and $14.1 million of equity investments. The Company also had derivative instruments with a total fair value of $(0.6) million. This compares to our portfolio as of September 30, 2011, at which we had investments in 103 portfolio companies with a total fair value of $459.8 million. The investments in these portfolio companies consisted of $203.8 million of senior secured loans, $177.9 million of unitranche loans, $21.9 million of second lien loans, $46.8 million of subordinated debt and $9.4 million of equity investments. The Company also had derivative instruments with a total fair value of $(2.0) million at September 30, 2011.

For the quarter ended December 31, 2011, the Company originated $164.1 million in new investment commitments, of which 37.9% were in unitranche loans, 16.5% were subordinated debt investments, 12.6% were second lien investments, 30.0% were senior secured loans and 3.0% were equity securities. Sales and repayments on investments for the same period totaled $42.9 million.

For the quarter ended December 31, 2011, the weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of earning investments in the Company’s portfolio was 10.2% and 9.3%, respectively.

Consolidated Results of Operations

Total investment income for the three months ended December 30, 2011 and September 30, 2011 was $12.5 million and $10.8 million, respectively. This $1.7 million increase was primarily attributable to higher average invested assets and a higher yield during the three months ended December 31, 2011.

Total expenses for the three months ended December 31, 2011 and September 30, 2011 were $6.1 million and $4.4 million, respectively. This $1.7 million increase was primarily due to an increase in interest expense as a result of higher average debt outstanding, increased incentive fees due to higher net investment income and increased management fees due to higher average assets.

During the three months ended December 31, 2011 and September 30, 2011, the Company had $(1.9) million and $40,000 of net realized (losses) gains on investments and derivative instruments, respectively. The realized loss for the quarter ended December 31, 2011 was primarily related to the sale of a non-earning investment. During the three months ended December 31, 2011 and September 30, 2011, the Company recorded net unrealized appreciation (depreciation) on investments and derivative instruments of $1.7 million and $(3.5) million,

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respectively. Unrealized appreciation during the three months ended December 31, 2011 resulted from an increase in fair value primarily due to the rise in market prices and a reversal of prior period unrealized depreciation. Unrealized depreciation during the quarter ended September 30, 2011 primarily resulted from negative credit related adjustments which caused a reduction in fair value.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitization, SBA debentures, revolving credit facility and cash flow from operations. The Company’s primary use of funds from operations includes investment in portfolio companies and payments of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use our, debt securitization, SBA debentures, revolving credit facility, proceeds from our investment portfolio and proceeds from public offerings of our securities to finance our investment objectives.

As of December 31, 2011, the Company had cash and cash equivalents of $25.4 million, restricted cash of $14.5 million and $311.9 million of total debt outstanding. As of December 31, 2011, the Company had $37.1 million available for additional borrowings on our revolving credit facility, subject to leverage and borrowing base restrictions.

On February 2, 2012, the Company’s Board declared a quarterly distribution of $0.32 per share payable on March 29, 2012 to holders of record as of March 16, 2012.

On January 31, 2012, the Company priced a public offering of 3,500,000 shares of our common stock at a public offering price of $15.35 per share, raising approximately $53.7 million in gross proceeds.   The transaction closed on February 3, 2012 and resulted in proceeds, net of offering costs but before expenses, of $52.3 million. The Company also granted the underwriters an option to purchase up to an additional 525,000 shares of common stock to cover over-allotments, if any. If the underwriters fully exercise the over-allotment option, the Company estimates it will receive net proceeds of an additional $7.8 million.

The Company intends to use the net proceeds from the offering to invest in portfolio companies in accordance with its investment objective and strategies and for general corporate purposes.

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Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Risk Ratings Definition

Rating	Definition

5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

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The following table shows the distribution of our investments on the 1 to 5 investment performance rating scale at fair value as of December 31, 2011 and September 30, 2011:

	December 31, 2011		September 30, 2011
Investment	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)(1)	Investments	(In thousands)(1)	Investments
5	$80,299	14.3%	49,691	10.8%
4	436,107	77.6	360,259	78.7
3	39,808	7.1	45,141	9.9
2	5,442	1.0	2,891	0.6
1	-	0.0	-	0.0
Total	$561,656	100.0%	$457,982	100.0%

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(1) As of December 31, 2011 and September 30, 2011, the total return swap, or TRS, was included in the above table with an investment performance rating of 4. The fair value of the TRS as of December 31, 2011 and September 30, 2011 was $(0.4) million and $(1.8) million, respectively.

Conference Call

The Company will host an earnings conference call at 11:30 a.m. (Eastern Time) on Tuesday, February 7, 2012. All interested parties may participate in the conference call by dialing (800) 926-6309 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2924. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Investor Presentations link to find the December 31, 2011 Investor Presentation. An archived replay of the call will be available shortly after the call until 1:30 p.m. (Eastern Time) on March 6, 2012. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21574165.

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Golub Capital BDC, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except share and per share data)

	December 31, 2011	September 30, 2011
Assets
Investments, at fair value (cost of $563,903 and $462,961, respectively)	$562,046	$459,827
Cash and cash equivalents	25,447	46,350
Restricted cash and cash equivalents	14,455	23,416
Interest receivable	3,190	3,063
Cash collateral on deposit with custodian	21,040	21,162
Deferred financing costs	5,944	5,345
Open trade receivable	1,449	-
Other assets	460	481
Total Assets	$634,031	$559,644

Liabilities
Debt	$311,900	$237,683
Interest payable	1,789	1,066
Management and incentive fees payable	2,722	1,608
Unrealized depreciation on derivative instruments	629	1,986
Accounts payable and accrued expenses	831	752
Total Liabilities	317,871	243,095

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2011 and September 30, 2011, respectively	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 21,758,955 and 21,733,903 shares issued and outstanding as of December 31, 2011 and September 30, 2011, respectively	22	22
Paid in capital in excess of par	318,677	318,302
Capital distributions in excess of net investment income	(1,011)	(398)
Net unrealized appreciation (depreciation) on investments and derivative instruments	181	(1,519)
Net realized (loss) gain on investments and derivative instruments	(1,709)	142
Total Net Assets	316,160	316,549
Total Liabilities and Total Net Assets	$634,031	$559,644

Number of common shares outstanding	21,758,955	21,733,903
Net asset value per common share	$14.53	$14.56

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Golub Capital BDC, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended
	December 31, 2011	September 30, 2011
Investment income
Interest income	$12,100	$10,831
Dividend income	377	-

Total investment income	12,477	10,831

Expenses
Interest and other debt financing expenses	2,366	1,869
Base management fee	1,874	1,667
Incentive fee	909	(176)
Professional fees	588	646
Administrative service fee	262	226
General and administrative expenses	136	149

Total expenses	6,135	4,381

Net investment income	6,342	6,450

Net gain (loss) on investments
Net realized (loss) gain on investments	(2,115)	-
Net realized gain (loss) on derivative instruments	264	40
Net change in unrealized appreciation (depreciation) on investments	343	(1,784)
Net change in unrealized appreciation (depreciation) on derivative instruments	1,357	(1,725)

Net (loss) gain on investments	(151)	(3,469)

Net increase in net assets resulting from operations	$6,191	$2,981

Per Common Share Data
Basic and diluted earnings per common share	$0.28	$0.14
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	21,734,720	21,733,903

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. In 2010, Golub Capital was named “Middle Market Lender of the Year” by Buyouts Magazine and “Debt Financing Agent of the Year” by M&A Advisor. Golub Capital was ranked the #1 Traditional Middle Market Bookrunner for 2011 by Thomson Reuters LPC for senior secured loans of up to $100 million for leveraged buyouts (based on number of deals completed). As of December 31, 2011, Golub Capital managed over $5.0 billion of capital, with a team of investment professionals in New York and Chicago.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

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